EXHIBIT 99.1

For Release Wednesday, June 2, 2010; 5:00 PM EDT

CYBERONICS ACHIEVES RECORD SALES AND PROFITABILITY IN FOURTH QUARTER AND FISCAL 2010
Fourth Quarter Sales Growth of 24% over Fourth Quarter of Fiscal 2009
Reimbursement Approved in Japan
Company Provides Sales and Operating Income Guidance for Fiscal 2011

HOUSTON, Texas, June 2, 2010 -- Cyberonics, Inc. (NASDAQ:CYBX) today announced results for the fourth quarter and fiscal year ended April 30, 2010.

Annual highlights
Operating results for fiscal 2010 compared with fiscal 2009 include:
•	Net sales of $167.8 million, a 17% increase from $143.6 million;
•	Income from operations of $36.9 million, an increase of 94%; and
•	Adjusted EBITDA of $48.1 million, an increase of 51%.

Quarterly highlights
Operating results for the fourth quarter of fiscal 2010 compared to the fourth quarter of fiscal 2009 include:
•	Net sales of $47.7 million, a 24% increase from $38.6 million;
•	Net U.S. product sales attributable to the epilepsy indication increased by an estimated 25% to $38.3 million;
•	Record international net sales of $8.8 million;
•	Gross profit of 88.5%;
•	Income from operations of $12.2 million, an increase of 82%;
•	Income from operations equaled 25.6% of net sales; and
•	Adjusted EBITDA of $15.0 million, a 52% increase from $9.9 million.

Other achievements
•	Regulatory and reimbursement approval in Japan;
•	Debt reduced by $47 million in fiscal 2010;
•	Available cash of $59 million at year end;
•	The company reported encouraging clinical results from its recently completed depression post-approval study;
•	Year-over-year quarterly net product sales attributable to the epilepsy indication grew by more than 15% for the tenth consecutive quarter; and
•	The company has improved year-over-year quarterly income from operations in each of the last 12 quarters.

Investors are reminded that both the fourth quarter and the fiscal year ended April 30, 2010 included an extra week when compared to the fourth quarter and fiscal year ended April 24, 2009.

As discussed below under “Use of Non-GAAP Financial Measures,” the company presents non-GAAP financial measures, adjusted net income, adjusted diluted income per share and adjusted EBITDA, in this release.  Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.  Please refer to the attached reconciliation between GAAP and non-GAAP financial measures.

Sales
Sales for the twelve months ended April 30, 2010 were $167.8 million, an increase of $24.2 million, or 17%, when compared to fiscal 2009.  On a constant currency basis, the fiscal year sales increase was also 17%.

Worldwide net sales for the fourth quarter of fiscal 2010 were $47.7 million compared to $38.6 million in the comparable period of fiscal 2009, an increase of 24%.  On a constant currency basis, the year-over-year sales increase was 22%.

U.S. net product sales attributable to the epilepsy indication increased to an estimated $38.3 million, compared with $30.7 million in the comparable period of fiscal 2009, an increase of $7.6 million, or 25%.

International net sales of $8.8 million increased by $1.5 million, or 20%, from the comparable period of fiscal 2009, with foreign currency movements providing a positive impact of approximately $0.8 million.  On a constant currency basis, the year-over-year increase for international sales was 10%.

Gross profit
The gross profit for the fourth quarter of fiscal 2010 represented 88.5% of net sales, compared to 86.8% in the fourth quarter of fiscal 2009.  This increase was primarily a result of higher production volumes and improved manufacturing efficiencies, as well as a higher average selling price due to product mix changes.

Operating expenses
Operating expenses increased by $3.2 million to $30.0 million for the fourth quarter of fiscal 2010 from the $26.8 million recorded in the comparable period of fiscal 2009 and were $3.2 million higher than in the third quarter of the current fiscal year.  Operating expenses for the period ended April 30, 2010 included additional compensation due to the extra week in the equivalent period of fiscal 2010 when compared with fiscal 2009.  Further, our product development expenses related to epilepsy have increased relative to the third quarter.

For the twelve-month period ended April 30, 2010, operating expenses totaled $110.0 million, an increase of $5.4 million, or 5%, over the same period of fiscal 2009.

Income from operations
The company reported income from operations of $12.2 million during the fourth quarter of fiscal 2010, compared with $6.7 million in the corresponding period of fiscal 2009.

For the twelve-month period ended April 30, 2010, income from operations of $36.9 million nearly doubled when compared to income from operations of $19.0 million for fiscal 2009.

Net income
The company reported net income of $11.6 million, or $0.41 per diluted share, for the fourth quarter of fiscal 2010, compared with a net income of $6.5 million, or $0.22 per diluted share, in the fourth quarter of fiscal 2009.  Reported net income includes gains on early extinguishment of debt of $0.1 million and $0.6 million in the fourth quarters of fiscal 2010 and 2009, respectively.  Although the gain on early extinguishment of the convertible debt is included in the calculation of net income, it is excluded from the calculation of net income per diluted share, as per the applicable accounting rules.  The number of diluted shares contained in the year-to-date totals includes approximately 372,500 shares resulting from the dilutive effect of the remaining convertible notes on an as-if-converted basis.

For the fourth quarter of fiscal 2010, the company reported adjusted non-GAAP net income and adjusted non-GAAP diluted earnings per share of $11.5 million and $0.40 per share, respectively, compared with adjusted non-GAAP net income and adjusted non-GAAP diluted earnings per share of $5.9 million and $0.22 per share, respectively, for the comparable period of fiscal 2009.

Balance sheet and cash flow
The company generated positive operating cash flow of $42.9 million during the twelve-month period ended April 30, 2010, including $15.4 million in the recently completed quarter.  Available cash and cash equivalent balances were $59.2 million at quarter end.  Debt outstanding at quarter end totaled $15.5 million, a reduction of $46.9 million over the last 12 months.  During the recently completed quarter, Cyberonics repurchased $7.0 million of its outstanding convertible debt for total cash consideration of $6.8 million.  Subsequent to year end, the company has repurchased another $8.4 million of the outstanding convertible debt, leaving a balance of $7.0 million as of today’s date.

Stock repurchase update
Through April 30, 2010, the company had repurchased 86,700 shares of Cyberonics, Inc. common stock pursuant to the program announced last quarter whereby the board of directors authorized a repurchase of up to 1.0 million shares.

Results and objectives
“The Cyberonics team again produced impressive results in fiscal 2010, as we demonstrated strong growth in several operational and financial metrics related to our business.  Specifically, our performance in the fiscal year included record net sales, income from operations increasing by 94% over the prior year and adjusted EBITDA of more than $48 million,” commented Dan Moore, Cyberonics’ President and Chief Executive Officer.  “Also, with an operating margin of 25.6% in the fourth quarter of fiscal 2010, we delivered early on our goal, established two years ago, of reaching an operating margin of 25% in fiscal 2011.

“Our core U.S. epilepsy business had unit growth of 14% in the quarter and 7% for the full year.  The international team delivered another record quarter, measured by both units and revenues.  The Japanese regulatory approval announced last quarter has now been followed with the granting of reimbursement effective July 1, 2010.  Last December, we told investors that we expected first year sales could total approximately $5 million, and although significant market development efforts lie ahead, we remain comfortable with this estimate.  Clearly, we are excited about the global epilepsy opportunity for Cyberonics.

“In addition, our research & development activities, outlined in considerable detail at the investor day last December, remain substantially on schedule to bring significant improvements to VNS Therapy,” Mr. Moore continued.  “Also, we recently announced preliminary results from the D-21 post-approval study for treatment-resistant depression and, as stated in that release, we are encouraged by the results.  There is still considerable work to do with payers, as we consider strategies for delivering this important therapy to a patient population in need of treatment alternatives.”

Mr. Moore concluded, “To reiterate the medium term goals outlined at our investor day in December, we are targeting annual net sales growth of 15%, and a faster rate of growth for operating income.”

Fiscal 2011 guidance
After taking into account a one-week reduction in the number of weeks in fiscal 2011 compared to fiscal 2010, Cyberonics is providing net sales guidance for fiscal 2011 in the range of $182 million to $187 million and providing a forecasted range for income from operations of $41 million to $44 million.  This guidance is made on the assumption that sales to Japan commence in fiscal 2011.  As advised previously, while we expect our effective tax rate to be between 36% and 38% in fiscal 2011, cash payments for taxes are expected to be approximately 2%.

Additional details will be provided during the upcoming conference call and in the accompanying presentation slides, as described below.

Use of Non-GAAP financial measures

Management has disclosed financial measurements in this press announcement that present financial information that is not in accordance with Generally Accepted Accounting Principles (GAAP).  These measurements are not a substitute for GAAP measurements, although company management uses these measurements as aids in monitoring the company’s on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies.  Non-GAAP net income and non-GAAP income per diluted share measure the income and income per share of the company excluding the gain on early extinguishment of the company’s convertible debt and the impact of the reduction in valuation allowance recorded in the fiscal second quarter, which are considered by management to be outside of the normal on-going operations of the company.  Management uses and presents non-GAAP net income and non-GAAP income per diluted share because management believes that in order to properly understand the company’s short and long-term financial trends, on-going operating activities should be considered exclusive of the impact of these unusual items. Management also uses non-GAAP net income to forecast and to evaluate the operational performance of the company as well as to compare results of current periods to prior periods on a consistent basis. Adjusted earnings before interest, tax, depreciation and amortization (“adjusted EBITDA”) measures the income from operations of the company excluding the aforementioned items, as well as the gain on early extinguishment of the company’s convertible debt and non-cash equity compensation.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Please refer to the attached reconciliation between GAAP and non-GAAP financial measures.

Fourth Quarter and Fiscal Year 2010 Results Conference Call Instructions

A conference call to discuss fourth quarter and fiscal year 2010 results will be held at 9:00 AM EDT on Thursday, June 3, 2010.  To listen to the conference call live by telephone dial 877-313-8035 (if dialing from within the U.S.) or 706-679-4838 (if dialing from outside the U.S.).  The conference ID is 71879824.  Presentation slides will be available on-line at www.cyberonics.com no later than 8:00 AM EDT on Thursday, June 3, 2010.  A replay of the conference call will be available approximately two hours after the completion of the conference call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing from outside the U.S.).  The replay conference ID access code is 71879824.  The replay will be available for one week on the above number and subsequently on the company’s website for a period of six months.

About Cyberonics, Inc. and VNS Therapy®

Cyberonics, Inc. (NASDAQ:CYBX) is a medical technology company with core expertise in neuromodulation.  The company developed and markets the Vagus Nerve Stimulation (VNS) Therapy System, which is FDA-approved for the treatment of refractory epilepsy and treatment-resistant depression.  The VNS Therapy System uses a surgically implanted medical device that delivers pulsed electrical signals to the vagus nerve.  Cyberonics markets the VNS Therapy System in approximately 70 countries worldwide, and to date more than 60,000 patients have been implanted with the device.

Additional information on Cyberonics and VNS Therapy is available at www.cyberonics.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," "forecast," or other similar words.  Statements contained in this press release are based on information presently available to us and assumptions that we believe to be reasonable.  We are not assuming any duty to update this information if those facts change or if we no longer believe the assumptions to be reasonable. Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning first year sales following reimbursement in Japan, the opportunity represented by the U.S. and international epilepsy markets in the coming years, delivering new and improved products from research and development activities substantially on the schedule announced in December 2009, obtaining reimbursement for VNS Therapy for the depression indication, achieving annual 15% net sales growth and a faster rate of growth for operating income, achieving net sales of $182 million to $187 million in fiscal 2011, and achieving income from operations of $41 million to $44 million in fiscal 2011 with an effective tax rate between 36% and 38% in fiscal 2011 and cash payments for taxes of approximately 2%. Our actual results may differ materially.  Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy™ and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy™ for the treatment of other indications; satisfactory completion of post-market studies required by the U.S. Food and Drug Administration as a condition of approval for the treatment-resistant depression indication; adverse changes in coverage or reimbursement amounts by fourth-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new indications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management's estimates of future expenses and sales; the results of the previously disclosed governmental inquiries; the potential identification of material weaknesses in our internal controls over financial reporting; risks and costs associated with such governmental inquiries and any litigation relating thereto, and other risks detailed from time to time in our filings with the Securities and Exchange Commission (SEC).  For a detailed discussion of these and other cautionary statements, please refer to our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 24, 2009, and Quarterly Report on Form 10-Q for the fiscal quarters ended July 24, 2009, October 23, 2009, and January 22, 2010.

Contact information

Greg Browne, CFO
Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, TX 77058
Main:  (281) 228-7262
Fax:  (281) 218-9332
ir@cyberonics.com

#           #           #

CYBERONICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited except where indicated)

	April 30, 2010	April 24, 2009
		(Audited)
ASSETS

Current Assets
Cash and cash equivalents	$59,229,911	$66,225,479
Restricted cash	1,000,000	1,000,000
Accounts receivable, net	26,185,143	22,250,653
Inventories	14,207,759	12,841,064
Deferred tax assets	12,126,758	9,804
Other current assets	2,495,019	2,206,902
Total Current Assets	115,244,590	104,533,902
Property and equipment, net and other assets	10,894,898	7,103,390
Deferred tax assets	29,624,489	406,336
Total Assets	$155,763,977	$112,043,628

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities	$23,325,253	$17,645,240
Long term liabilities:
Convertible notes	15,460,000	62,339,000
Deferred license revenue and other	6,119,077	7,647,544
Total Long Term Liabilities	21,579,077	69,986,544
Total Liabilities	44,904,330	87,631,784
Total Stockholders' Equity	110,859,647	24,411,844
Total Liabilities and Stockholders' Equity	$155,763,977	$112,043,628

CYBERONICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited except where indicated)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-three Weeks Ended	Fifty-two Weeks Ended
	April 30, 2010	April 24, 2009	April 30, 2010	April 24, 2009
				(Audited)
Net sales	$47,734,987	$38,577,182	$167,775,672	$143,600,979
Cost of sales	5,497,103	5,111,635	20,907,595	20,040,636
Gross Profit	42,237,884	33,465,547	146,868,077	123,560,343
Operating Expenses:
Selling, general and administrative	23,725,693	21,568,123	87,941,405	84,837,694
Research and development	6,276,618	5,188,950	22,064,800	19,732,941
Total Operating Expenses	30,002,311	26,757,073	110,006,205	104,570,635
Income from Operations	12,235,573	6,708,474	36,861,872	18,989,708
Interest income	9,598	77,995	92,602	1,235,757
Interest expense	(199,914)	(607,501)	(1,430,590)	(3,394,837)
Gain on early extinguishment of debt	129,754	579,406	3,172,231	11,000,698
Other income, net	(551,951)	6,496	(207,644)	(381,265)
Income before income tax	11,623,060	6,764,870	38,488,471	27,450,061
Income tax (benefit) expense	32,756	241,855	(39,960,413)	729,441

Net income	$11,590,304	$6,523,015	$78,448,884	$26,720,620

Basic income per share	$0.42	$0.24	$2.83	$1.00
Diluted income per share	$0.41	$0.22	$2.67	$0.61

Shares used in computing basic income per share	27,761,553	26,727,669	27,702,731	26,632,115
Shares used in computing diluted income per share	28,372,751	26,832,762	28,696,375	27,542,198

CYBERONICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited except where indicated)

	Fifty-three Weeks Ended	Fifty-two Weeks Ended
	April 30, 2010	April 24, 2009
		(Audited)
Cash Flow from Operating Activities:
Net Income	$78,448,884	$26,720,620
Non-Cash Items Included in Net Income
Gain on early extinguishment of debt	(3,172,231)	(11,000,698)
Stock-based compensation	8,622,949	9,681,593
Deferred income tax	(41,335,107)	9,804
Unrealized (gain) loss in foreign currency transactions	(68,971)	4,361
Other	1,078,991	1,822,509
Changes in Operating Assets and Liabilities
Accounts receivable, net	(3,825,340)	(3,312,205)
Inventories	(1,509,542)	(37,949)
Other	4,645,853	701,915
Net Cash Provided By Operating Activities	42,885,486	24,589,950

Cash Flow From Investing Activities:
Net Cash Used in Investing Activities	(6,222,607)	(2,918,266)

Cash Flow From Financing Activities:
Early extinguishment of convertible notes	(43,046,250)	(50,402,417)
Proceeds from exercise of options for common stock	1,024,961	4,307,694
Purchase of treasury stock	(1,697,861)	(532,293)
Net Cash Used In Financing Activities	(43,719,150)	(46,627,016)

Effect of Exchange Rate Changes on Cash & Cash Equivalents	60,703	122,119
Net Decrease in Cash and Cash Equivalents	(6,995,568)	(24,833,213)
Cash and Cash Equivalents at Beginning of Period	66,225,479	91,058,692
Cash and Cash Equivalents at End of Period	$59,229,911	$66,225,479

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-three Weeks Ended	Fifty-two Weeks Ended
	April 30, 2010	April 24, 2009	April 30, 2010	April 24, 2009

Net Income	$11,590,304	$6,523,015	$78,448,884	$26,720,620

Deduct gain on early extinguishment of debt from net income; includes tax considerations among other effects	(108,528)	(573,864)	(2,439,862)	(9,895,370)
Deduct tax benefit for reduction in valuation allowance	-	-	(40,450,068)	-

Non-GAAP adjusted net income	$11,481,776	$5,949,151	$35,558,954	$16,825,250

Diluted shares outstanding	28,372,751	26,832,762	28,696,375	27,542,198
Effect of removing the tax benefit for the reduction of the valuation allowance on diluted shares outstanding	-	-	(372,530)	-
Non-GAAP adjusted diluted weighted average shares outstanding	28,372,751	26,832,762	28,323,845	27,542,198

Diluted income per share	0.41	0.22	2.67	0.61
Non-GAAP adjusted diluted income per share	0.40	0.22	1.26	0.61

GAAP Income from Operations	$12,235,573	$6,708,474	$36,861,872	$18,989,708
Depreciation and amortization	688,452	917,802	2,598,192	3,086,256
Stock based compensation	2,102,647	2,240,532	8,622,949	9,681,593
Adjusted EBITDA	$15,026,672	$9,866,808	$48,083,013	$31,757,557

UNIT SALES
(Unaudited)

	Fourteen Weeks Ended	Fifty-three Weeks Ended	Thirteen Weeks Ended	Fifty-two Weeks Ended
	April 30, 2010	April 30, 2010	April 24, 2009	April 24, 2009	Quarter	Year

UNIT SALES TOTAL	2,763	9,786	2,410	8,955	14.6%	9.3%

Epilepsy
US	1,946	7,006	1,705	6,524	14.1%	7.4%
International	802	2,717	692	2,301	15.9%	18.1%
EPILEPSY TOTAL	2,748	9,723	2,397	8,825	14.6%	10.2%

DEPRESSION TOTAL	15	63	13	130	15.4%	-51.5%

US TOTAL	1,961	7,069	1,715	6,613	14.3%	6.9%

INTERNATIONAL TOTAL	802	2,717	695	2,342	15.4%	16.0%